Exhibit 10.16

[ENGLISH TRANSLATION]

Building Lease Agreement

This Agreement is entered into by and between Nippon Oil Corporation (“Lessor”) and PET Refine Technology Co., Ltd. (“Lessee”) under the terms set forth below regarding the lease of a building owned by Lessor.

Article 1 (Lease)

Lessor shall lease to Lessee, and Lessee shall rent from Lessor, the building owned by Lessor set forth at the end of this Agreement (the “Building”).

Article 2 (Intended Use)

Lessee shall use the Building as an office and work area.

Article 3 (Lease Term)

(1)	The lease term for the Building shall commence on November 1, 2008 (the “Lease Commencement Date”) and continue in effect for a period of three (3) years, and if neither party expresses its intention otherwise in writing at least six (6) months before the expiration of term, the term shall remain effective for an additional period of three (3) years, and the same shall apply thereafter.

(2)	Even during the lease term set forth in the preceding paragraph, Lessee may terminate this Agreement at no cost by giving six (6) months’ prior written notice to Lessor.

Article 4 (Rent)

(1)	The rent for the Building (the “Rent”) shall be JPY 1,000,000 per month, and Lessee shall pay to Lessor the Rent for the period from the Lease Commencement Date until the last day of the month of the Lease Commencement Date by the Lease Commencement Date, and thereafter, the next month’s Rent by the last day of each month; provided, however, that the Rent for a period of less than one (1) month shall be prorated, and any fractional amount of less than a yen which arises in the calculation shall be rounded to the nearest whole number.

(2)	The amount of the Rent under the preceding paragraph is the amount before national and local consumption taxes, and Lessee shall pay to Lessor the amount equal to the national and local consumption taxes at the same time as the payment of such Rent.

Article 5 (Revision of Rent)

Every 3 years from April 1, 2009, Lessor and Lessee may discuss and revise the Rent by taking into account increase or decrease in taxes and public dues for the Building and other changes in the economic environment.

Article 6 (Delivery of the Building)

On the Lease Commencement Date, Lessor shall deliver the Building to Lessee in “AS IS” condition.

Article 7 (Duty of Care of Prudent Manager, Etc.)

(1)	Lessee shall use the Building with the care of a prudent manager, and if the Building is destroyed or damaged due to a reason attributable to the fault of Lessee, Lessee shall, in accordance with Lessor’s instructions, compensate Lessor for such damages or restore the Building to its original condition at Lessee’s expense.

(2)	When using the Building and performing remodel and addition work for the Building provided for in Article 9, Lessee shall take great care not to inconvenience neighbors and other third parties, and in the event of a dispute, shall resolve it at Lessee’s responsibility.

Article 8 (Responsibility for Repair Costs)

Lessor shall not bear the costs required for repairing the Building.

Article 9 (Remodel and Addition Work for the Building)

If Lessee will be remodeling a portion of the Building or performing addition work for the Building following the Lease Commencement Date, Lessee shall give written notice to Lessor of the details of the construction for the Building portion and perform such work after obtaining Lessor’s prior written consent.

Article 10 (Responsibility for Taxes and Public Dues, Etc.)

The taxes and public dues on the ownership of the Building shall be borne by Lessor, and all costs arising from the use of the Building, such as electricity, gas, water, and the like, shall be borne by Lessee.

Article 11 (Prohibited Conduct)

Lessee shall not sublease the Building to third parties, allow third parties to use the Building, or assign the leasehold right to third parties without Lessor’s prior written consent.

Article 12 (Termination for Breach of Agreement)

If Lessee falls under any of the items below, Lessor may immediately terminate this Agreement by simply expressing its intention:

1.	Used the Building in violation of the intended use under Article 2

2.	Failed to pay the Rent for three (3) months or more

3.	Engaged in conduct set forth in Article 9 without Lessor’s written consent

4.	Engaged in conduct set forth in Article 11 without Lessor’s written consent

5.	Received a petition for attachment, provisional disposition, compulsory execution, public auction, or the like, a notice provided for in Article 2 of the Act on Contracts for Establishment of Security Interests by Use of Provisional Registration, suspension of transaction from a clearing house, or disposition for collection of delinquent taxes and public dues or other collection of delinquent payments, or there are grounds for receiving such petition, notice, or disposition

6.	Has suspended its payment or receives or files a petition for bankruptcy, civil rehabilitation, or corporate reorganization proceedings

7.	There was any other serious act of betrayal by Lessee that makes it difficult to continue this Agreement

Article 13 (Termination of Agreement Due to Force Majeure, Etc.)

If all or any portion of the Building is destroyed or damaged due to a natural disaster or any other reason not attributable to the fault of either Lessor or Lessee, and Lessee is unable to achieve the purpose set forth in this Agreement, this Agreement shall automatically terminate.

Article 14 (Damages)

Lessor or Lessee shall compensate for any damages suffered by the other party due to a breach of a provision of this Agreement or a rule under this Agreement.

Article 15 (Restoration of Original Condition, Etc.)

(1)	Upon the termination of this Agreement for any reason, Lessee shall immediately return the Building to Lessor after removing objects brought in by Lessee and restoring the Building to its original condition excluding normal wear and tear, except where Lessor determines that there is no need to do so.

(2)	When returning the Building pursuant to the preceding paragraph, Lessee shall not make any monetary claims against Lessor, whether for reimbursement of the costs incurred for remodel and addition work under the provisions of Article 9, purchase of the fixtures resulting from such work, compensation for eviction, or any other payment.

Article 16 (Matters for Discussion)

If there is a matter not provided for in this Agreement or a question arises regarding a provision of this Agreement, Lessor and Lessee shall discuss and decide on such matter from time to time.

Article 17 (Jurisdiction)

Any dispute that arises regarding any provision of this Agreement shall be subject to the jurisdiction of the Tokyo District Court.

IN WITNESS WHEREOF, Lessor and Lessee have executed this Agreement in duplicate by placing their respective name and seal hereon, and each party shall retain one copy.

October 20, 2008

Lessor:	Shinji Nishio, Representative Director Nippon Oil Corporation 1-3-12 Nishi-shinbashi Minato-ku, Tokyo [Stamped Seal]

Lessee:	Koji Nakamachi, Representative Director PET Refine Technology Co., Ltd. 12-2 Ogimachi Kawasaki-ku, Kawasaki-shi, Kanagawa [Stamped Seal]